UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2019

IHEARTMEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53354	26-0241222
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20880 Stone Oak Parkway

San Antonio, Texas 78258

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 822-2828

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Introductory Note

On March 14, 2018, iHeartMedia, Inc. (the “Company”), iHeartCommunications, Inc. (“iHeartCommunications”) and certain of their direct and indirect domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). On April 28, 2018, the Debtors filed a plan of reorganization and a related disclosure statement (as amended, the “Disclosure Statement”) with the Bankruptcy Court, which was subsequently amended by filing the second, third, fourth and fifth amended Plan of Reorganization and amended versions of the Disclosure Statement. On January 22, 2019, the Modified Fifth Amended Joint Chapter 11 Plan of Reorganization of iHeartMedia, Inc. and Its Debtor Affiliates (as further modified, the “Plan of Reorganization”) was confirmed by the Bankruptcy Court.

On May 1, 2019 (the “Effective Date”), the conditions to the effectiveness of the Plan of Reorganization were satisfied and the Company emerged from Chapter 11 through (a) a series of transactions (the “Separation”) through which Clear Channel Outdoor Holdings, Inc. (“CCOH”), its parent Clear Channel Holdings, Inc. (“CCH”) and its subsidiaries (collectively with CCOH and CCH, the “Outdoor Group”) were separated from, and ceased to be controlled by, the Company and its subsidiaries (the “iHeart Group”), and (b) a series of transactions (the “Reorganization”) through which iHeartCommunications’ debt was reduced from approximately $16 billion to approximately $5.8 billion and a global compromise and settlement among holders of claims (“Claimholders”) in connection with the Chapter 11 Cases was effected. The compromise and settlement involved, among others, (i) the restructuring of iHeartCommunications’ indebtedness by (A) replacing its “debtor-in-possession” credit facility with a $450 million senior secured asset-based revolving credit facility (the “New ABL Facility”) and (B) issuing to certain Claimholders, on account of their claims, approximately $3.5 billion aggregate principal amount of new senior secured term loans (the “New Term Loan Facility”), approximately $1.45 billion aggregate principal amount of new 8.375% Senior Notes due 2027 (the “New Senior Unsecured Notes”) and approximately $800 million aggregate principal amount of new 6.375% Senior Secured Notes due 2026 (the “New Senior Secured Notes”), (ii) the Company’s issuance of new Class A common stock, new Class B common stock and special warrants to purchase shares of new Class A common stock and Class B common stock (“Special Warrants”) to Claimholders, subject to ownership restrictions imposed by the Federal Communications’ Commission (“FCC”), (iii) the settlement of certain intercompany transactions, and (iv) the sale of the preferred stock (the “iHeart Operations Preferred Stock”) of the Company’s wholly-owned subsidiary iHeart Operations, Inc. (“iHeart Operations”) in connection with the Separation.

All of the existing equity of the Company was cancelled on the Effective date pursuant to the Plan of Reorganization. The table below summarizes the type and amount of equity securities that were issued by the Company to Claimholders on the Effective Date:

Security	Number of Shares or Warrants Issued to Claimholders	CUSIP Number	ISIN Number
Class A common stock, par value $0.001 per share	56,861,941	45174J 509	US45174J5092
Class B common stock, par value $0.001 per share	6,947,567	45174J 608	US45174J6082
Special Warrants	81,453,648	N/A	N/A

The table below summarizes the type and amount of indebtedness that was issued by iHeartCommunications to Claimholders on the Effective Date:

Security	Principal Amount Issued to Claimholders	CUSIP Number	ISIN Number
Term loans	$3,498,180,274.09	N/A	N/A
6.375% Senior Secured Notes due 2026	$799,999,940	45174H BC0	US45174HBC07
8.375% Senior Notes due 2027	$1,449,999,997	45174H BD8	US45174HBD89

Pursuant to the Settlement and Separation Agreement, dated as of March 27, 2019, by and between CCH, CCOH, iHeartCommunications and the Company (as amended on April 24, 2019, the “Separation Agreement”), the Separation was effected, among other transactions, by the merger of CCOH with and into CCH, with CCH being the surviving corporation, which was renamed “Clear Channel Outdoor Holdings, Inc.” Clear Channel Outdoor Holdings, Inc., prior to and after the merger, is referred to herein as “CCOH.”

As of the Effective Date, pursuant to the Plan of Reorganization, the Company’s Class A common stock, Class B common stock and Class C common stock outstanding prior to effectiveness of the Plan of Reorganization was cancelled. The Class A common stock outstanding prior to the Effective Date was registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to Rule 12g-3(a) of the Exchange Act, the new Class A common stock was deemed to be registered under Section 12(g) of the Exchange Act by operation of law on the Effective Date. The Company, therefore, remains subject to the informational requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and in accordance therewith will continue to file reports and other information with the Securities and Exchange Commission.

Copies of the Plan of Reorganization and the Separation Agreement and the amendment to the Separation Agreement are attached hereto as Exhibits 2.1, 10.1 and 10.2, respectively, and are incorporated herein by reference. The foregoing description of the Plan of Reorganization and the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such documents.

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the Separation and the Reorganization, the Company and its subsidiaries entered into the agreements described below.

Transition Services Agreement

On the Effective Date, the Company, iHeartMedia Management Services, Inc. (“iHM Management Services”), iHeartCommunications and CCOH entered into a transition services agreement (the “Transition Services Agreement”), pursuant to which iHM Management Services has agreed to provide, or cause the Company, iHeartCommunications, iHeart Operations or any member of the iHeart Group to provide, CCOH with certain administrative and support services and other assistance which CCOH will utilize in the conduct of its business as such business was conducted prior to the Separation, for one year from the Effective Date (subject to certain rights of CCOH to extend up to one additional year, as described below). The transition services may include, among other things, (a) treasury, payroll and other financial related services, (b) certain executive officer services, (c) human resources and employee benefits, (d) legal and related services, (e) information systems, network and related services, (f) investment services and (g) procurement and sourcing support.

The charges for the transition services are generally consistent with the Corporate Services Agreement, dated as of November 10, 2005, by and between iHeartMedia Management Services and CCOH (the “Corporate Services Agreement”), which governed the provision of certain services by the iHeart Group to the Outdoor Group prior to the Separation. The allocation of cost is based on various measures depending on the service provided, which measures include relative revenue, employee headcount, number of users of a service or other factors. CCOH may request an extension of the term for all services or individual services for one-month periods for up to an additional 12 months, and the price for transition services provided during such extended term will be increased for any service other than those identified in the schedules to the Transition Services Agreement as an “IT Service” or any other service the use and enjoyment of which requires the use of another IT Service.

CCOH may terminate the Transition Services Agreement with respect to all or any individual service, in whole or in part, upon 30 days’ prior written notice, provided that any co-dependent services must be terminated concurrently.

A copy of the Transition Services Agreement is attached hereto as Exhibit 10.3 and is incorporated herein by reference. The foregoing description of the Transition Services Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Transition Services Agreement.

New Tax Matters Agreement

On the Effective Date, we entered into a new tax matters agreement (the “New Tax Matters Agreement”) by and among the Company, iHeartCommunications, iHeart Operations, CCH, CCOH and Clear Channel Outdoor, Inc., to allocate the responsibility of the Company and its subsidiaries, on the one hand, and the Outdoor Group, on the other, for the payment of taxes arising prior and subsequent to, and in connection with, the Separation.

The New Tax Matters Agreement requires that the Company and iHeartCommunications indemnify CCOH and its subsidiaries, and their respective directors, officers and employees, and hold them harmless, on an after-tax basis, from and against (i) any taxes other than transfer taxes or indirect gains taxes imposed on the Company or any of its subsidiaries (other than CCOH and its subsidiaries) in connection with the Separation, (ii) any transfer taxes and indirect gains taxes arising in connection with the Separation, and (iii) fifty percent of the amount by which the amount of taxes (other than transfer taxes or indirect gains taxes) imposed on CCOH or any of its subsidiaries in connection with the Separation that are paid to the applicable taxing authority on or before the third anniversary of the separation of CCOH exceeds $5 million, provided that, the obligations of the Company and iHeartCommunications to indemnify CCOH and its subsidiaries with respect taxes (other than transfer taxes or indirect gains taxes) imposed on CCOH or any of its subsidiaries in connection with the Separation will not exceed $15 million. In addition, if the Company or its subsidiaries use certain tax attributes of CCOH and its subsidiaries (including net operating losses, foreign tax credits and other credits) and such use results in a decrease in the tax liability of the Company or its subsidiaries, then the Company is required to reimburse CCOH for the use of such attributes based on the amount of tax benefit realized. The New Tax Matters Agreement provides that any reduction of the tax attributes of CCOH and its subsidiaries as a result of cancellation of indebtedness income realized in connection with the Chapter 11 Cases is not treated as a use of such attributes (and therefore does not require the Company or iHeartCommunications to reimburse CCOH for such reduction).

The New Tax Matters Agreement also requires that (i) CCOH indemnify the Company for any income taxes paid by the Company on behalf of CCOH and its subsidiaries or, with respect to any income tax return for which CCOH or any of its subsidiaries joins with the Company or any of subsidiaries in filing a consolidated, combined or unitary return, the amount of taxes that would have been incurred by CCOH and its subsidiaries if they had filed a separate return, and (ii) except as described in the preceding paragraph, CCOH indemnify the Company and its subsidiaries, and their respective directors, officers and employees, and hold them harmless, on an after-tax basis, from and against any taxes other than transfer taxes or indirect gains taxes imposed on CCOH or any of its subsidiaries in connection with the Separation.

Any tax liability of CCH attributable to any taxable period ending on or before the date of the completion of the Separation, other than any such tax liability resulting from CCH’s being a successor of CCOH in connection with the merger of CCOH with and into CCOH or arising from the operation of the business of CCOH and its subsidiaries after the merger of CCOH with and into CCH, will not be treated as a liability of CCOH and its subsidiaries for purposes of the New Tax Matters Agreement.

A copy of the New Tax Matters Agreement is attached hereto as Exhibit 10.4 and is incorporated herein by reference. The foregoing description of the New Tax Matters Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the New Tax Matters Agreement.

Credit Agreement Governing the New ABL Facility

On the Effective Date, iHeartCommunications, as borrower, entered into a Credit Agreement (the “ABL Credit Agreement”) with iHeartMedia Capital I, LLC, the direct parent of iHeartCommunications (“Capital I”), as guarantor, certain subsidiaries of iHeartCommunications, as guarantors, Citibank, N.A. as administrative and collateral agent, and the lenders party thereto from time to time, governing a $450.0 million senior secured asset-based revolving credit facility (the “New ABL Facility”). The New ABL Facility includes a letter of credit sub-facility and a swingline loan sub-facility.

On the Effective Date, there were no borrowings outstanding under the New ABL Facility.

Size and Availability

The New ABL Facility provides for a senior secured asset-based revolving credit facility in the aggregate principal amount of up to $450.0 million, with amounts available from time to time (including in respect of letters of credit) equal to the lesser of (A) the borrowing base, which equals the sum of (i) 90.0% of the eligible accounts receivable of iHeartCommunications and the subsidiary guarantors and (ii) 100% of qualified cash, each subject to customary reserves and eligibility criteria, and (B) the aggregate revolving credit commitments. Subject to certain conditions, iHeartCommunications may at any time request one or more increases in the amount of revolving credit commitments, in an amount up to the sum of (x) $150.0 million and (y) the amount by which the borrowing base exceeds the aggregate revolving credit commitments.

Interest Rate and Fees

Borrowings under the New ABL Facility bear interest at a rate per annum equal to the applicable rate plus, at iHeartCommunications’ option, either (1) a base rate or (2) a eurocurrency rate. The applicable margin for borrowings under the New ABL Facility range from 1.25% to 1.75% for eurocurrency borrowings and from 0.25% to 0.75% for base-rate borrowings, in each case, depending on average excess availability under the New ABL Facility based on the most recently delivered borrowing base certificate.

In addition to paying interest on outstanding principal under the New ABL Facility, iHeartCommunications is required to pay a commitment fee to the lenders under the New ABL Facility in respect of the unutilized commitments thereunder. The commitment fee rate ranges from 0.25% to 0.375% per annum dependent upon average unused commitments during the prior quarter. iHeartCommunications may also pay customary letter of credit fees.

Maturity

Borrowings under the New ABL Facility mature, and lending commitments thereunder terminate, on June 14, 2023.

Prepayments

If at any time, the sum of the outstanding amounts under the New ABL Facility exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under the facility (such lesser amount, the “line cap”), iHeartCommunications is required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess. iHeartCommunications may voluntarily repay outstanding loans under the New ABL Facility at any time without premium or penalty, other than customary “breakage” costs with respect to eurocurrency rate loans. Any voluntary prepayments made by iHeartCommunications will not reduce iHeartCommunications’ commitments under the New ABL Facility.

Guarantees and Security

The New ABL Facility is guaranteed by, subject to certain exceptions, the guarantors of iHeartCommunications’ New Term Loan Facility. All obligations under the New ABL Facility, and the guarantees of those obligations, are secured by a perfected security interest in all of the accounts receivable and related assets of iHeartCommunications’ and all of the guarantors’ accounts receivable, qualified cash and related assets and proceeds thereof that is senior to the security interest of iHeartCommunications’ New Term Loan Facility in such accounts receivable, qualified cash and related assets and proceeds thereof, subject to permitted liens and certain exceptions.

Certain Covenants and Events of Default

If borrowing availability is less than the greater of (a) $40.0 million and (b) 10% of the aggregate commitments under the New ABL Facility, in each case, for two consecutive business days (a “Trigger Event”), iHeartCommunications is required to comply with a minimum fixed charge coverage ratio of at least 1.00 to 1.00 for fiscal quarters ending on or after the occurrence of the Trigger Event, and must continue to comply with this minimum fixed charge coverage ratio until borrowing availability exceeds the greater of (x) $40.0 million and (y) 10% of the aggregate commitments under the New ABL Facility, in each case, for 20 consecutive calendar days, at which time the Trigger Event shall no longer be deemed to be occurring.

ABL Intercreditor Agreement

On the Effective Date, in connection with the entry into the ABL Credit Agreement, Capital I, iHeartCommunications and the other grantors party thereto entered into an ABL Intercreditor Agreement (the “ABL Intercreditor Agreement”) with Citibank, N.A., as ABL Collateral Agent, Term Loan Collateral Agent and Designated Junior Priority Representative and U.S. National Bank Association, as Notes Collateral Agent. The ABL Intercreditor Agreement governs the respective rights, obligations and priorities relating to the collateral securing the ABL Credit Agreement.

Copies of the ABL Credit Agreement and the ABL Intercreditor Agreement are attached hereto as Exhibits 10.5 and 10.6, respectively, and are incorporated herein by reference. The foregoing description of the ABL Credit Agreement, the New ABL Facility and the ABL Intercreditor Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the ABL Credit Agreement and the ABL Intercreditor Agreement.

Credit Agreement Governing the New Term Loan Facility

On the Effective Date, iHeartCommunications, as borrower, entered into a Credit Agreement (the “Term Loan Credit Agreement”) with Capital I, as guarantor, certain subsidiaries of iHeartCommunications, as guarantors, and Citibank N.A., as administrative and collateral agent, governing the New Term Loan Facility. On the Effective Date, iHeartCommunications issued an aggregate of $3,498,180,274.09 principal amount of senior secured terms loans under the New Term Loan Facility to certain Claimholders pursuant to the Plan of Reorganization. The New Term Loan Facility matures on May 1, 2026.

Interest Rate and Fees

Term loans under the New Term Loan Facility bear interest at a rate per annum equal to the applicable rate plus, at iHeartCommunications’ option, either (1) a base rate or (2) a eurocurrency rate. The applicable rate for such term loans is 3.00% with respect to base rate loans and 4.00% with respect to eurocurrency rate loans.

Collateral and Guarantees

The New Term Loan Facility is guaranteed by Capital I and each of iHeartCommunications’ existing and future material wholly-owned restricted subsidiaries, subject to certain exceptions.

All obligations under the New Term Loan Facility, and the guarantees of those obligations, are secured, subject to permitted liens and other exceptions, by a first priority lien in substantially all of the assets of iHeartCommunications’ and all of the guarantors’ assets, including a lien on the capital stock of iHeartCommunications and certain of its subsidiaries owned by a guarantor, other than the accounts receivable and related assets of iHeartCommunications and all of the subsidiary guarantors, and by a second priority lien on accounts receivable and related assets securing iHeartCommunications’ New ABL Facility.

Prepayments

iHeartCommunications is required to prepay outstanding term loans under the New Term Loan Facility, subject to certain exceptions, with:

•

50% (which percentage may be reduced to 25% and to 0% based upon iHeartCommunications’ first lien leverage ratio) of iHeartCommunications’ annual excess cash flow, subject to customary credits, reductions and exclusions;

•

100% (which percentage may be reduced to 50% and 0% based upon iHeartCommunications’ first lien leverage ratio) of the net cash proceeds of sales or other dispositions of the assets of iHeartCommunications’ or its wholly owned restricted subsidiaries, subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds of any incurrence of debt, other than debt permitted under the New Term Loan Facility.

iHeartCommunications may voluntarily repay outstanding loans under the New Term Loan Facility at any time, without prepayment premium or penalty, except in connection with a repricing event within nine months of the Effective Date and subject to customary “breakage” costs with respect to eurocurrency loans.

Certain Covenants and Events of Default

The New Term Loan Facility does not include any financial covenants. However, the New Term Loan Facility includes negative covenants that, subject to significant exceptions, limit Capital I’s ability and the ability of its restricted subsidiaries (including iHeartCommunications) to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase Capital I’s capital stock;

•	make investments, loans or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change lines of business.

The New Term Loan Facility includes certain customary representations and warranties, affirmative covenants and events of default, including but not limited to, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain bankruptcy-related events, certain events under ERISA, material judgments and a change of control. If an event of default occurs, the lenders under the New Term Loan Facility are entitled to take various actions, including the acceleration of all amounts due under the New Term Loan Facility and all actions permitted to be taken under the loan documents relating thereto or applicable law.

First Lien Intercreditor Agreement

On the Effective Date, in connection with the entry into the Term Loan Credit Agreement, Capital I, iHeartCommunications and the other grantors party thereto entered into a Term Loan Intercreditor Agreement (the “First Lien Intercreditor Agreement”) with Citibank, N.A., as Credit Agreement Agent and U.S. National Bank Association, as Senior Notes Collateral Agent. The First Lien Intercreditor Agreement governs the respective rights, obligations and priorities relating to the collateral securing the Term Loan Credit Agreement.

Copies of the Term Loan Credit Agreement and the First Lien Intercreditor Agreement are attached hereto as Exhibits 10.7 and 10.8, respectively, and are incorporated herein by reference. The foregoing description of the Term Loan Credit Agreement, the New Term Loan Facility and the First Lien Intercreditor does not purport to be complete and is qualified in its entirety by reference to the complete text of the Term Loan Credit Agreement and the First Lien Intercreditor Agreement.

Revolving Loan Agreement Governing the iHeartCommunications Line of Credit

On the Effective Date, iHeartCommunications entered into a Revolving Loan Agreement with Clear Channel Outdoor, LLC (“CCOL”) and Clear Channel International, Ltd., both subsidiaries of CCOH, governing a revolving credit facility that provides for borrowings of up to $200 million (the “iHeartCommunications Line of Credit”). The iHeartCommunications Line of Credit is unsecured. The facility matures on May 1, 2022, and may be terminated by CCOL earlier at its option.

Borrowings under the iHeartCommunications Line of Credit bear interest at the U.S. prime rate, provided that so long as any event of default has occurred and is continuing, at the option of iHeartCommunications, interest shall accrue at the rate of the prime rate plus 2.0% per annum. Each borrowing under the iHeartCommunications Line of Credit is subject to the condition that, after giving pro forma effect to the proposed borrowing and the substantially concurrent use of proceeds therefor, the Outdoor Group’s consolidated liquidity (as defined by the revolving loan agreement governing the iHeartCommunications Line of Credit) will not exceed $137.5 million. The iHeartCommunications Line of Credit (a) requires prepayments in the event that the Outdoor Group’s consolidated liquidity (as defined by the revolving loan agreement governing the iHeartCommunications Line of Credit) exceeds $137.5 million, in the amount of such excess, (b) contains affirmative covenants requiring the borrowers to deliver monthly unaudited financial information and three-month projected monthly sources and uses of cash, (c) contains negative covenants restricting the ability of the borrowers to repay any indebtedness, subject to certain exceptions and (d) contains customary events of default, including default in the payment of principal or interest and default in the payment of certain other indebtedness.

A copy of the Revolving Loan Agreement governing the iHeartCommunications Line of Credit is attached hereto as Exhibit 10.9 and is incorporated herein by reference. The foregoing description of the Revolving Loan Agreement and the iHeartCommunications Line of Credit does not purport to be complete and is qualified in its entirety by reference to the complete text of the Revolving Loan Agreement.

Indenture Governing the 6.375% Senior Secured Notes due 2026

On the Effective Date, iHeartCommunications entered into an indenture (the “Senior Secured Notes Indenture”) with Capital I, as guarantor, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee and collateral agent, governing the New Senior Secured Notes that were issued to certain Claimholders pursuant to the Plan of Reorganization. The New Senior Secured Notes mature on May 1, 2026 and bear interest at a rate of 6.375% per annum, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2019.

The New Senior Secured Notes are guaranteed on a senior secured basis by Capital I and the subsidiaries of iHeartCommunications that guarantee the New Term Loan Facility or other credit facilities or capital markets debt securities. The New Senior Secured Notes and the related guarantees rank equally in right of payment with all of iHeartCommunications’ and the guarantors’ existing and future indebtedness that is not expressly subordinated to the New Senior Secured Notes (including the New Senior Unsecured Notes), effectively equal with iHeartCommunications’ and the guarantors’ existing and future indebtedness secured by a first priority lien on the collateral securing the New Senior Secured Notes, effectively subordinated in right of payment to all of iHeartCommunications’ and the guarantors’ existing and future indebtedness that is secured by assets that are not part of the collateral securing the New Senior Secured Notes, to the extent of the value of such assets, and structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of iHeartCommunications that is not a guarantor of the New Senior Secured Notes.

The New Senior Secured Notes and the related guarantees are secured, subject to permitted liens and certain other exceptions, by a first priority lien on the capital stock of iHeartCommunications and substantially all of the assets of iHeartCommunications and the guarantors, other than accounts receivable and related assets, and by a second priority lien on accounts receivable and related assets securing the New ABL Facility.

iHeartCommunications may redeem the New Senior Secured Notes at its option, in whole or in part, at any time prior to May 1, 2022, at a price equal to 100% of the principal amount of the New Senior Secured Notes being redeemed, plus an applicable premium and plus accrued and unpaid interest to the redemption date. iHeartCommunications may redeem the New Senior Secured Notes at its option, in whole or in part, on or after May 1, 2022, at the redemption prices set forth in the New Senior Secured Notes Indenture plus accrued and unpaid interest to the redemption date. At any time prior to May 1, 2022, iHeartCommunications redeem at its option, up to 40% of the aggregate principal amount of the New Senior Secured Notes at a redemption price equal to 106.375% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the proceeds of one or more equity offerings.

The Senior Secured Notes Indenture contains covenants that limit the ability of Capital I and its restricted subsidiaries, including iHeartCommunications, to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	make certain restricted payments;

•	create restrictions on distributions to iHeartCommunications or Capital I;

•	sell certain assets;

•	create liens on certain assets;

•	enter into certain transactions with affiliates; and

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of their assets.

A copy of the Senior Secured Notes Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the Senior Secured Notes Indenture and the New Senior Secured Notes does not purport to be complete and is qualified in its entirety by reference to the complete text of the Senior Secured Notes Indenture.

Indenture Governing the 8.375% Senior Unsecured Notes due 2027

On the Effective Date, iHeartCommunications entered into an indenture (the “Senior Unsecured Notes Indenture”) with Capital I, as guarantor, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee, governing the $1,449,999,997 aggregate principal amount of 8.375% Senior Notes due 2027 that were issued to certain Claimholders pursuant to the Plan of Reorganization. The New Senior Unsecured Notes mature on May 1, 2027 and bear interest at a rate of 8.375% per annum, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2020.

The New Senior Unsecured Notes are guaranteed on a senior unsecured basis by Capital I and the subsidiaries of iHeartCommunications that guarantee the New Term Loan Facility or other credit facilities or capital markets debt securities. The New Senior Unsecured Notes and the related guarantees rank equally in right of payment with all of iHeartCommunications’ and the guarantors’ existing and future indebtedness that is not expressly subordinated to the New Senior Unsecured Notes, effectively subordinated in right of payment to all of iHeartCommunications’ and the guarantors’ existing and future indebtedness that is secured (including the New Senior Secured Notes and borrowings under the New ABL Facility and the New Term Loan Facility, to the extent of the value of the collateral securing such indebtedness), and structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of iHeartCommunications that is not a guarantor of the New Senior Unsecured Notes.

iHeartCommunications may redeem the New Senior Unsecured Notes at its option, in whole or in part, at any time prior to May 1, 2022, at a price equal to 100% of the principal amount of the New Senior Unsecured Notes being redeemed, plus an applicable premium and plus accrued and unpaid interest to the redemption date. iHeartCommunications may redeem the New Senior Unsecured Notes at its option, in whole or in part, on or after May 1, 2022, at the redemption prices set forth in the New Senior Unsecured Notes Indenture plus accrued and unpaid interest to the redemption date. At any time prior to May 1, 2022, iHeartCommunications redeem at its option, up to 40% of the aggregate principal amount of the New Senior Unsecured Notes at a redemption price equal to 108.375% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the proceeds of one or more equity offerings.

The Senior Unsecured Notes Indenture contains covenants that limit the ability of Capital I and its restricted subsidiaries, including iHeartCommunications, to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	make certain restricted payments;

•	create restrictions on distributions to iHeartCommunications or Capital I;

•	sell certain assets;

•	create liens on certain assets;

•	enter into certain transactions with affiliates; and

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of their assets.

A copy of the Senior Unsecured Notes Indenture is attached hereto as Exhibit 4.3 and is incorporated herein by reference. The foregoing description of the Senior Unsecured Notes Indenture and the New Senior Secure Unsecured Notes does not purport to be complete and is qualified in its entirety by reference to the complete text of the Senior Unsecured Notes Indenture.

Special Warrant Agreement and Special Warrants

On the Effective Date, the Company entered into a Warrant Agreement with Computershare, Inc. and Computershare Trust Company, N.A., as warrant agent (the “Special Warrant Agreement”), governing the Special Warrants, and issued Special Warrants to purchase 81,453,648 shares of Class A common stock or Class B common stock thereunder.

Each Special Warrant may be exercised by its holder to purchase one share of Class A common stock or Class B common stock at an exercise price of $0.001 per share, unless the Company in its sole discretion believes such exercise would, alone or in combination with any other existing or proposed ownership of common stock, result in (a) more than 22.5 percent of its capital stock or voting interests being owned directly or indirectly by foreign individuals or entities, (b) the Company exceeding any foreign ownership threshold set by the FCC pursuant to a declaratory ruling or a holder exceeding any specific approval requirement or (c) a violation of (i) any provision of the Communications Act of 1934, as amended (the “Communications Act”), (ii) restrictions on ownership or transfer imposed by the A&R Certificate of Incorporation or (iii) the decisions, rules and policies of the FCC. Any holder exercising Special Warrants must complete and timely deliver to the warrant agent the required exercise forms and certifications required under the Special Warrant Agreement. The Company is not required to issue fractional shares in connection with the exercise of Special Warrants, and may either pay an amount in cash in lieu of such fractional shares or round the number of shares received to the nearest whole number. The exercise price is not subject to any adjustment.

To the extent there are any dividends declared or distributions made with respect to the Class A common stock or Class B common stock of the Company, those dividends or distributions will also be made to holders of Special Warrants concurrently and on a pro rata basis based on their ownership of common stock underlying their Special Warrants on an as-exercised basis; provided, that no such distribution will be made to holders of Special Warrants if (x) the Communications Act or an FCC rule prohibits such distribution to holders of Special Warrants or (y) the Company’s FCC counsel opines that such distribution is reasonably likely to cause (i) the Company to violate the Communications Act or any applicable FCC rule or (ii) any such holder not to be deemed to hold a non-cognizable (under FCC rules governing foreign ownership) future equity interest in the Company; provided further, that, if any distribution of common stock or any other securities to a holder of Special Warrants is not permitted pursuant to clauses (x) or (y), the Company will cause economically equivalent warrants to be distributed to such holder in lieu thereof, to the extent that such distribution of warrants would not violate the Communications Act or any applicable FCC rules.

The Company will file a petition for declaratory ruling requesting FCC consent for the Company to exceed the 25 percent foreign ownership and voting benchmarks that apply to the Company under the Communications Act and applicable FCC rules. Pursuant to the Special Warrant Agreement, following receipt of the declaratory ruling from the FCC, the Company is required to exchange common stock for outstanding Special Warrants to the extent permitted by the declaratory ruling and applicable FCC rules, subject to proration among the holders of Special Warrants as set forth in the Special Warrant Agreement.

To the extent within the Company control, any tender or exchange offer subject to Sections 13 or 14 of the Exchange Act for the Company’s Class A common stock, Class B common stock or Special Warrants will be made concurrently and on a pro rata basis (in the case of holders of Special Warrants, based upon their ownership of common stock underlying their Special Warrants on an as-exercised basis) to all holders of the Company’s Class A common stock, Class B common stock and Special Warrants. Distributions to holders of Special Warrants and payments to holders of Special Warrants pursuant to a tender or exchange offer for Special Warrants subject to Sections 13 or 14 of the Exchange Act will be made in compliance with FCC ownership conditions.

Upon the occurrence of any reclassification or recapitalization whereby holders of the Company’s common stock are entitled to receive proceeds in cash, stock, securities or other assets or property with respect to or in exchange for common stock, holders who exercise Special Warrants are entitled to receive such proceeds commensurate with the number of shares of common stock they would have received if they had exercised their Special Warrants immediately prior to such reclassification or recapitalization. Upon a change of control in which the only consideration payable to holders of common stock is cash, each Special Warrant will be deemed to be exercised immediately prior to the consummation of such change of control and the holder will receive solely the cash consideration to which such holder would have been entitled as a result of such change of control. Upon a change of control in which the consideration payable to holders of common stock is other than only cash, at the Company’s option, each Special Warrant will be either (A) assumed by the party surviving such change of control and will continue to be exercisable for the kind and amount of consideration to which such holder would have been entitled as a result of such change of control had the special warrant been exercised immediately prior, or (B) if not assumed by the party surviving such change of control, deemed to be exercised immediately prior to the consummation of such change of control and the holder will receive the consideration to which such holder would have been entitled as a result of such Change of Control, less the exercise price, as though the special warrant had been exercised immediately prior. The Special Warrants expire on the earlier of May 1, 2039 and the occurrence of a change in control of the Company.

A copy of the Special Warrant Agreement is attached hereto as Exhibit 4.5 and is incorporated herein by reference to this Current Report on Form 8-K. The foregoing description of the Special Warrant Agreement and the Special Warrants does not purport to be complete and is qualified in its entirety by reference to the complete text of the Special Warrant Agreement.

iHeart Operations Preferred Stock and Investors Rights Agreement

In accordance with the Plan of Reorganization and a Preferred Equity Commitment Letter, dated April 8, 2019, among the Company, iHeartCommunications, iHeart Operations, CCH and an investor, on the Effective Date, iHeart Operations issued and sold 60,000 shares of its Series A Perpetual Preferred Stock, par value $0.001 per share, having an aggregate initial liquidation preference of $60 million to CCH, and CCH sold the iHeart Operations Series A Perpetual Preferred Stock to the investor for a cash purchase price of $60 million before fees and expenses.

The terms and conditions of the iHeart Operations Preferred Stock and the rights of its holders are set forth in the Certificate of Designation of Series A Perpetual Preferred Stock of iHeart Operations, which became effective on the Effective Date (the “Certificate of Designation”), and the Series A Investors Rights Agreement, dated as of the Effective Date, by and among iHeart Operations, iHeartCommunications, the Company and the investor who purchased the iHeart Operations Preferred Stock (the “Investors Rights Agreement”).

Holders of the iHeart Operations Preferred Stock are entitled to receive in respect of each share, cumulative dividends accruing daily and payable quarterly at a per annum rate equal to the sum of (1) the greater of (a) LIBOR and (b) two percent, plus (2) the applicable margin, which is calculated as a function of the Company’s consolidated total leverage ratio. Dividends will be payable on the liquidation preference. Unless all accrued and unpaid dividends on the iHeart Operations Preferred Stock are paid in full, no dividends or distributions may be paid on any equity interests of the Company or its subsidiaries other than iHeart Operations, and no such equity interests may be repurchased or redeemed (subject to certain exceptions that are specified in the certificate of designations for the iHeart Operations Preferred Stock). Unless prohibited by Section 170 of the Delaware General Corporation Law (the “DGCL”), dividends will be declared quarterly and will be payable on March 31, June 30, September 30 and December 31 of each year (or on the next business day if such date is not a business day).

Upon consummation of certain equity offerings prior to May 21, 2022, iHeart Operations may, at its option, redeem all or a part of the iHeart Operations Preferred Stock for the liquidation preference plus a make-whole premium. iHeart Operations may not otherwise redeem the iHeart Operations Preferred Stock at its option prior to May 1, 2022. At any time on or after May 1, 2022, the iHeart Operations Preferred Stock may be redeemed at the option of iHeart Operations, in whole or in part, for cash at a redemption price equal to the liquidation preference per share.

Upon (i) a liquidation, dissolution or winding up of iHeart Operations, the Company or iHeartCommunications, together with the subsidiaries of such entity, taken as a whole, (ii) a bankruptcy event, (iii) a change of control, (iv) a sale or transfer of all or substantially all of iHeart Operations’, the Company’s or iHeartCommunications’ assets and the assets of such entity’s subsidiaries, taken as a whole in a single transaction (other than to the Company or any of its subsidiaries), or a series of transactions, (v) an acceleration or payment default of indebtedness of iHeart Operations, the Company or any of its subsidiaries of $100 million or more or (vi) consummation of certain equity offerings of the Company, iHeart Operations or iHeartCommunications or certain significant subsidiaries, any holder of shares of iHeart Operations Preferred Stock may require the Company to purchase such holder’s shares of iHeart Operations Preferred Stock at a purchase price equal to (a) the liquidation preference plus a make-whole premium, if such purchase is consummated prior to May 1, 2022 or (b) the liquidation preference, if the purchase is consummated on or after May 1, 2022.

The shares of iHeart Operations Preferred Stock include repurchase rights, pursuant to which the holders may require the Company or iHeartCommunications to purchase the iHeart Operations Preferred Stock on or after May 1, 2024.

On May 1, 2029, the shares of iHeart Operations Preferred Stock will be subject to mandatory redemption for an amount equal to the liquidation preference, unless waived by the holders.

If dividends payable on the shares of iHeart Operations Preferred Stock have not been paid in cash for twelve consecutive quarters, the holders of the iHeart Operations Preferred Stock will have the right to designate one director to the Company’s board of directors. Such director shall continue in office until (y) the Company’s next annual meeting of the stockholders for the election of directors for such director’s corresponding class, and their successor shall have been elected by the holders of the iHeart Operations Preferred Stock or (z) all dividends accrued on the iHeart Operations Preferred Stock for the past dividend periods shall have been paid in full in cash.

Copies of the Certificate of Designation and the Investors Rights Agreement are attached hereto as Exhibits 10.10 and 10.11, respectively, and are incorporated herein by reference. The foregoing description of the Certificate of Designation, the Investors Rights Agreement and the iHeart Operations Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the complete text of the Certificate of Designation and the Investors Rights Agreement.

Item 1.02 Termination of Material Definitive Agreement

On the Effective Date, in connection with the Separation and pursuant to the Separation Agreement, certain intercompany notes and intercompany accounts among the Outdoor Group and the iHeart Group were settled, terminated and cancelled. The note payable by iHeartCommunications to CCOH was cancelled, and any agreements or licenses requiring royalty payments to the iHeart Group by the Outdoor Group for trademarks or other intellectual property terminated effective as of December 31, 2018. Furthermore, each of the following were terminated, canceled and of no further force or effect (including any provisions that purport to survive termination): (i) all agreements, arrangements, commitments or understandings, whether or not in writing, between or among members of the Outdoor Group, on the one hand, and members of the iHeart Group, on the other hand, relating to the sweep of the cash balance in CCOH’s concentration account to iHeartCommunications’ master account; (ii) that certain Master Agreement, dated as of November 16, 2005, by and between iHeartCommunications and CCOH; (iii) that certain Employee Matters Agreement, dated as of November 10, 2005, by and between iHeartCommunications and CCOH; (iv) the Corporate Services Agreement; and (v) that certain Amended and Restated License Agreement, dated as of November 10, 2005, by and between iHM Identity, Inc. and Outdoor Management Services, Inc., as amended by that certain First Amendment dated as of January 1, 2011.

On the Effective Date, except as otherwise specifically provided in the Plan of Reorganization, all notes, bonds, indentures, certificates, securities, shares, purchase rights, options, warrants, collateral agreements, subordination agreements, intercreditor agreements, or other instruments or documents directly or indirectly evidencing, creating, or relating to any indebtedness or obligations of, or ownership interest in, the Debtors giving rise to any rights or obligations relating to claims against or interests in the Debtors (including the five series of priority guarantee notes, the senior notes due 2021, the legacy notes, and the credit agreement governing iHeartCommunications’ former term loans) were deemed cancelled and surrendered without any need for a holder to take further action with respect thereto, and the obligations of the Debtors and any affiliates thereunder or in any way related thereto were deemed satisfied in full, released, and discharged.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth in the Introductory Note hereto relating to the Separation and the Separation Agreement is incorporated by reference into this Item 2.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above relating to the New ABL Facility, the New Term Loan Facility, the New Senior Secured Notes and the New Senior Unsecured Notes is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

On the Effective Date, pursuant to the Plan of Reorganization, the Company issued the following classes of equity securities that were distributed to certain Claimholders:

•	56,861,941 shares of Class A common stock, par value $0.001 per share;

•	6,947,567 shares of Class B common stock, par value $0.001 per share; and

•	Special Warrants to purchase 81,453,648 shares of Class A common stock or Class B common stock.

We anticipate that the Class A common stock will be quoted on the OTC Pink Tier under the symbol “IHRT”.

On the Effective Date, pursuant to the Plan of Reorganization, iHeartCommunications distributed to Claimholders an aggregate of 294,457,155 shares of common stock of CCOH that were held by certain of its subsidiaries prior to the Separation and issued two warrants to two affiliated Claimholders to purchase an aggregate 31,269,762 shares of CCOH. The warrants will be exercised when the Claimholders receive approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to acquire the shares (the “iHeart Warrants”). Each warrant is exercisable for $1.00 in the aggregate with respect to all shares subject to the warrant.

The Class A common stock, the Class B common stock, the Special Warrants and the iHeart Warrants were issued under the Plan of Reorganization pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under Section 1145 of the Bankruptcy Code.

In addition, on the Effective Date, pursuant to the Plan of Reorganization, iHeart Operations issued the 60,000 shares of iHeart Operations Preferred Stock to CCH pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof. CCH then resold such shares pursuant to the exemption from the registration requirements of the Securities Act provided by the so called Section 4(a)(1-1/2). The information relating to the iHeart Operations Preferred Stock under the heading “iHeart Operations Preferred Stock and Investors Rights Agreement” in Item 1.01 is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders

The information set forth under the Introductory Note and Items 1.01, 1.02 and 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.01 Changes in Control of Registrant

The information set forth under the Introductory Note is incorporated herein by reference.

Prior to the Effective Date, private equity funds sponsored by, or co-investors with, Bain Capital Partners, LLC (“Bain Capital”) and Thomas H. Lee Partners, L.P. (“THL”) held all of the Company’s then outstanding shares of Class B common stock and Class C common stock, which collectively represented approximately 65.4% of the voting power of all of the Company’s outstanding capital stock. As a result, Bain Capital and THL had the power to elect all but two of the Company’s directors, appoint new management and approve any action requiring the approval of the holders of the Company’s capital stock.

Pursuant to the Plan of Reorganization and the Separation Agreement, holders of the Company’s capital stock prior to the Effective Date received their pro rata share of 1% of the Company’s capital stock outstanding after effectiveness of the Plan of Reorganization, subject to dilution, provided that an amount equal to 0.1% of the capital stock that would have otherwise been distributed to the affiliates of Bain Capital, THL and Abrams Capital Management, L.P. was instead distributed to certain Claimholders. Pursuant to the Plan of Reorganization, certain Claimholders received the remaining portion of the Company’s capital stock in exchange for their claims. Consequently, affiliates of Bain Capital and THL no longer control the Company. To the Company’s knowledge, none of the Company’s new shareholders hold more than 20% of the Company’s voting power.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

On the Effective Date, in accordance with the Plan of Reorganization, the following individuals became the Company’s directors.

Robert W. Pittman, age 65, was appointed as our Chairman and as Chairman of iHeartCommunications in May 17, 2013, prior to adding the Chairmanship he was the Chief Executive Officer and a director of ours and iHeartCommunications and a director of CCOH in October 2011. He also was appointed as Chairman and Chief Executive Officer and a member of the board of managers of iHeartMedia Capital I, LLC in April 2013, and as Chairman and Chief Executive Officer of CCOH in March, 2015. Prior to October 2011, Mr. Pittman served as Chairman of Media and Entertainment Platforms for us and iHeartCommunications since November 2010. He was the founding member and investor in the Pilot Group LP, a private equity investment company, since April 2003. Mr. Pittman was formerly Chief Operating Officer of AOL Time Warner, Inc.

from May 2002 to July 2002. He also served as Co-Chief Operating Officer of AOL Time Warner, Inc. from January 2001 to May 2002, and earlier, as President and Chief Operating Officer of America Online, Inc. from February 1998 to January 2001. Earlier in his career, he was the programmer who led the team that created MTV and was later CEO of MTV Networks, Inc. and CEO of Six Flags Theme Parks, Inc., Time Warner Enterprises, Inc. and Century 21 Real Estate Corporation. Mr. Pittman was selected to serve as a member of our Board because of his service as our Chief Executive Officer, as well as his extensive media experience gained through the course of his career.

Gary Barber, age 61, currently serves as the Chairman and Chief Executive Officer of Spyglass Media Group, LLC. Mr. Barber served as the Chairman and CEO of Metro-Goldwyn-Mayer Inc. (MGM) from 2010 through March 2018 leading its turn-around out of bankruptcy. Prior to his role at MGM, he was Co- Chairman and Chief Executive Officer of Spyglass Entertainment Group, LLC which he co-founded in 1998. Prior to Spyglass Entertainment Group, LLC, Mr. Barber served as Vice Chairman and Chief Operating Officer of Morgan Creek Productions and President of Vestron International Group. Mr. Barber received his undergraduate and post-graduate degrees from the University of Witwatersrand in South Africa and he practiced as a chartered accountant and certified public accountant in both South Africa and the U.S. with Price Waterhouse. Mr. Barber’s extensive experience in finance and media will bring tremendous value to the Board.

Richard J. Bressler, age 61, was appointed as our President and Chief Financial Officer, as President and Chief Financial Officer of iHeartCommunications and iHeartMedia Capital I, LLC and as Chief Financial Officer of CCOH in July 2013 and as our Chief Operating Officer in February 2015. Prior thereto, Mr. Bressler was a Managing Director at THL. Prior to joining THL, Mr. Bressler was the Senior Executive Vice President and Chief Financial Officer of Viacom, Inc. from 2001 through 2005. He also served as Chairman and Chief Executive Officer of Time Warner Digital Media and, from 1995 to 1999, was Executive Vice President and Chief Financial Officer of Time Warner Inc. Prior to joining Time Inc. in 1988, Mr. Bressler was a partner with the accounting firm of Ernst & Young LLP since 1979. Mr. Bressler has been one of our directors since May 2007. Mr. Bressler also currently is a director of iHeartCommunications, Civic Entertainment, Seacrest Global Group, LLC and Gartner, Inc. and a member of the board of managers of iHeartMedia Capital I, LLC. Mr. Bressler previously served as a member of the boards of directors of, Nielsen Holdings B.V. and Warner Music Group Corp. and as a member of the J.P. Morgan Chase National Advisory Board. Mr. Bressler holds a B.B.A. in Accounting from Adelphi University. Mr. Bressler was selected to serve as a member of our Board for his experience in and knowledge of the industry gained through his various positions with Viacom and Time Warner as well as his knowledge of finance and accounting gained from his experience at THL and Ernst & Young LLP.

Brad Gerstner, age 47, has served, since 2008, as the CEO and CIO of Altimeter Capital Management, LP, an internet, software, and travel focused investment firm that he founded in 2008. Prior to launching Altimeter, Mr. Gerstner was an internet entrepreneur, co-founding two internet search start-ups. Additionally, Mr. Gerstner previously served as a board member and compensation committee member of Orbitz, Inc. He has also served on the boards of SilverRail Technologies, Duetto Research and HotelTonight. Mr. Gerstner earned a Bachelor of Science Degree in economics and political science from Wabash College in 1993, a Juris Doctorate from Indiana University School of Law in 1996 and an MBA from Harvard Business School in 2000. Mr. Gerstner has advised a broad range of companies on business, financial and value-creation strategies. Mr. Gerstner’s proven financial acumen and background in analyzing financial markets will bring a depth of knowledge and practical experience to the Board.

Sean Mahoney, age 56, has extensive experience in capital markets and business strategy across a wide variety of companies and sectors. Since 2008, Mr. Mahoney has been a private investor in public and private securities. Prior to 2008, Mr. Mahoney spent 17 years in investment banking at Goldman, Sachs & Co., where he was a partner and head of the Financial Sponsors Group, followed by four years at Deutsche Bank Securities, where he served as Vice Chairman, Global Banking. Mr. Mahoney currently serves on the board of directors of Arconic, Inc. and Aptiv Plc. In addition, Mr. Mahoney has served on the post-bankruptcy board of Lehman Brothers Holdings Inc. since 2012. He also serves on the Development Committee for the Rhodes Trust, an educational charity whose principal activity is to support the international selection of Rhodes Scholars for study at Oxford University in England (which Mr. Mahoney attended as a Rhodes Scholar from 1984 through 1987). Mr. Mahoney was previously a director of Delphi Automotive PLC, Cooper-Standard Holdings, Inc., and Formula One Holdings. Mr. Mahoney holds a Master of Letters Degree from Oxford University and a Bachelor of the Arts from University of Chicago. Mr. Mahoney has advised a broad range of companies on business, financial and value-creation strategies. He has served as senior advisor on a range of major equity, debt and M&A projects during his career. Mr. Mahoney’s proven business and investment acumen brings valuable insight and perspectives to the Board.

James A. Rasulo, age 63, has been the Director at Saban Capital Acquisition Corporation since September 2016. Mr. Rasulo was formerly an executive at Walt Disney Company from 1986 through 2015, having spent his last five years at Disney as the Chief Financial Officer and Senior Executive Vice President. During his tenure at Walt Disney, among other roles, he served as the Chairman of Walt Disney Parks & Resorts. Mr. Rasulo serves on numerous charitable organizations, including the board of the Los Angeles Philharmonic Association, Director and Treasurer of HeritX cancer research foundation. Mr. Rasulo is a graduate of Columbia University and received his MA & MBA from the University of Chicago. Mr. Rasulo’s proven business acumen and extensive experience serving in executive management roles at a large publicly traded company brings tremendous value to the Board.

Kamakshi Sivaramakrishnan, age 43, is the founder and CEO of Drawbridge, the leading identity management company that enables brands and enterprises to create personalized online and offline experiences. Drawbridge uses large-scale AI and machine learning technologies to build democratized solutions for identity, driving the intersect between mar-tech and other categories with applications including advertising, personalization, content management, product recommendations, authentication, and risk detection. Prior to founding Drawbridge in November 2010, Ms. Sivaramakrishnan was a Senior Research Scientist at AdMob, which was acquired by Google in 2010. Ms. Sivaramakrishnan has been named one of Business Insider’s “Most Powerful Women in Mobile Advertising” for five consecutive years. Ms. Sivaramakrishnan received the Women of Vision ABIE Award for Technology Entrepreneurship from the Anita Borg Institute, and has been named one of the San Francisco Business Times’ Most Admired CEOs and a Mar-Tech Trailblazer by AdWeek. Ms. Sivaramakrishnan also has the unique distinction of her work being onboard NASA’s New Horizons mission to Pluto and the outer planetary system. Ms. Sivaramakrishnan received her PhD in Information Theory and Algorithms from Stanford University Ms. Sivaramakrishnan’s entrepreneurial experience and business acumen bring extensive knowledge to the Board.

Mr. Pittman was appointed Chairman of the board of directors and the new directors were assigned to the board of directors’ committees as set forth below.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Robert W. Pittman
Gary Barber		✓ (Chair)	✓
Richard J. Bressler
Brad Gerstner	✓ (Chair)
Sean Mahoney	✓
James A. Rasulo	✓	✓	✓ (Chair)
Kamakshi Sivaramakrishnan		✓	✓

Election of Executive Officers

On the Effective Date, the board of directors appointed the individuals listed below to the officer positions set forth below, with each such officer to hold office until his or her successor is duly elected and qualified or until his or her death, or his or her resignation or removal from office. The biographies of these officers, other than Messrs. Pittman and Bressler, are set forth below.

Name	Position
Robert W. Pittman	Chief Executive Officer
Richard J. Bressler	President, Chief Financial Officer and Chief Operating Officer and Director
Steven J. Macri	Senior Vice President-Corporate Finance
Scott D. Hamilton	Senior Vice President, Chief Accounting Officer and Assistant Secretary
Paul M. McNicol	Executive Vice President, General Counsel and Secretary

Steven J. Macri, age 50, is the Senior Vice President-Corporate Finance of iHeartMedia, iHeartMedia Capital I, LLC, iHeartCommunications and CCOH and the Chief Financial Officer of iHeartMedia’s iHM segment. Mr. Macri was appointed Senior Vice President—Corporate Finance of iHeartMedia, iHeartMedia Capital I, LLC, iHeartCommunications and CCOH in September 2014 and as the Chief Financial Officer of iHeartMedia division in October 2013. Prior to joining the company, Mr. Macri served as Chief Financial Officer for LogicSource Inc., from March 2012 to September 2013. Prior to joining LogicSource, Mr. Macri was Executive Vice President and Chief Financial Officer at Warner Music Group Corp. from September 2008 to December 2011 and prior thereto served as Controller and Senior Vice President-Finance from February 2005 to August 2008. Mr. Macri began his career at PwC. He has an MBA from New York University Stern School of Business and a B.S. in Accounting from Syracuse University.

Scott D. Hamilton, age 49, is the Senior Vice President, Chief Accounting Officer and Assistant Secretary of iHeartMedia, iHeartMedia Capital I, LLC, iHeartCommunications and CCOH. Mr. Hamilton was appointed Senior Vice President, Chief Accounting Officer and Assistant Secretary of iHeartMedia, iHeartCommunications and CCOH in April 2010 and was appointed as Senior Vice President, Chief Accounting Officer and Assistant Secretary of iHeartMedia Capital I, LLC in April 2013. Prior to April 2010, Mr. Hamilton served as Controller and Chief Accounting Officer of Avaya Inc., a multinational telecommunications company, from October 2008 to April 2010. Prior thereto, Mr. Hamilton served in various accounting and finance positions at Avaya, beginning in October 2004. Prior thereto, Mr. Hamilton was employed by PwC from September 1992 until September 2004 in various roles including audit, global capital markets transaction services based in London, UK and technical accounting consulting services as part of PwC’s national office. Mr. Hamilton earned a Bachelor’s of Business Administration degree in Accounting from Abilene Christian University.

Paul M. McNicol, age 62, is the current Executive Vice President and Deputy General Counsel for iHeartMedia, Inc., and has held that position since August 2016. Prior to 2016, Mr. McNicol served as the Managing Partner of the private equity firm, Pilot Group LP, from 2003 to 2016. From 2000 to 2003, Mr. McNicol was the Senior Vice President of AOL Corporation Digital Advertising Sales Group. Prior thereto, Mr. McNicol was the Senior Vice President and General Counsel of the real estate division for HSF Corporation (succeeded by Cendant Corporation) from 1997 to 2000. Prior thereto, Mr. McNicol was the Senior Vice President and General Counsel for Six Flags Theme Parks from 1994 to 1997. Mr. McNicol was a lawyer in private practice in New York from 1982 to 1994. Mr. McNicol earned a B.A. from Harvard College in 1979 and a J.D. from Fordham School of Law in 1982.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On the Effective Date, pursuant to the Plan of Reorganization, the Company filed an Amended and Restated Certificate of Incorporation (the “A&R Certificate of Incorporation”) with the office of the Secretary of State of the State of Delaware. Also on the Effective Date, pursuant to the Plan of Reorganization, the Company adopted Amended and Restated Bylaws (the “A&R Bylaws”).

The A&R Certificate of Incorporation authorizes capital stock consisting of:

•	100,000,000 shares of undesignated preferred stock, par value $0.001 per share;

•	1,000,000,000 shares of Class A common stock, par value $0.001 per share; and

•	1,000,000,000 shares of Class B common stock, par value $0.001 per share.

As of the Effective Date, the Company had no shares of preferred stock issued and outstanding, and 56,861,941 and 6,947,567 shares of our Class A common stock and Class B common stock issued and outstanding, respectively.

The following summary describes the material provisions of the A&R Certificate of Incorporation and the A&R Bylaws.

Preferred Stock

Under the terms of A&R Certificate of Incorporation, the Company’s board of directors is authorized to direct the Company to issue shares of preferred stock in one or more series without stockholder approval. The Company’s board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing the Company’s board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.

Class A Common Stock

Holders of shares of Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Class A common stock will have the exclusive right to vote for the election of directors. There will be no cumulative voting rights in the election of directors.

Holders of shares of Class A common stock are entitled to receive dividends, on a per share basis, when and if declared by the Company’s board of directors out of funds legally available therefor and whenever any dividend is made on the shares of our Class B common stock subject to certain exceptions set forth in the A&R Certificate of Incorporation.

The Company may not subdivide or combine (by stock split, reverse stock split, recapitalization, merger, consolidation or any other transaction) its shares of Class A common stock or Class B common stock without subdividing or combining its shares of Class B common stock or Class A common stock, respectively, in a similar manner.

Upon our dissolution or liquidation or the sale of all or substantially all of the Company’s assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of Class A common stock will be entitled to receive pro rata together with holders of Class B common stock our remaining assets available for distribution.

Class B Common Stock

Holders of shares of Class B common stock are not entitled to vote in the election of directors or any other matter submitted to a vote of the stockholders of the Company, except the following: (a) any amendment or modification of any specific rights or obligations of the holders of Class B common stock that does not similarly affect the rights or obligations of the holders of Class A common stock, in which case the holders of Class B Common Stock will be entitled to a separate class vote, with each share of Class B common stock having one vote; and (b) to the extent submitted to a vote of our stockholders, (i) the retention or dismissal of outside auditors by the Company, (ii) any dividends or distributions to our stockholders, (iii) any material sale of assets, recapitalization, merger, business combination, consolidation, exchange of stock or other similar reorganization of the Company or any of its subsidiaries, (iv) the adoption of any amendment to the A&R Certificate of Incorporation, (v) other than in connection with any management equity or similar plan adopted by the Company’s board of directors, any authorization or issuance of equity interests, or any security or instrument convertible into or exchangeable for equity interests, in the Company or any of its subsidiaries, and (vi) the liquidation of the Company, in which case in respect to any such vote concerning the matters described in clause (b), the holders of Class B common stock are entitled to vote with the holders of the Class A common stock, with each share of common stock having one vote and voting together as a single class.

Holders of shares of Class B common stock are generally entitled to convert shares of Class B common stock into shares of Class A common stock on a one-for-one basis, subject to the Company’s ability to restrict conversion in order to comply with the Communications Act and FCC regulations.

Holders of shares of Class B common stock are entitled to receive dividends when and if declared by the Company’s board of directors out of funds legally available therefor and whenever any dividend is made on the shares of our Class A common stock subject to certain exceptions set forth in the A&R Certificate of Incorporation.

Upon the Company’s dissolution or liquidation or the sale of all or substantially all of the Company’s assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of Class B common stock are entitled to receive pro rata with holders of Class A common stock, the Company’s remaining assets available for distribution.

Forum Selection

The A&R Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL, the A&R Certificate of Incorporation or the A&R Bylaws or (4) any other action asserting a claim against the Company or any director or officer of the Company that is governed by the internal affairs doctrine. Although we believe these provisions benefit the Company by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against the Company or its directors and officers.

Board of Directors

The Company’s board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible. The term of the first class of directors expires at the Company’s 2020 annual meeting of stockholders, the successors of which directors will be elected for a three-year term; the term of the second class of directors expires at the Company’s 2021 annual meeting of stockholders, the successors of which directors will be elected for a two-year term; and the term of the third class of directors expires at the Company’s 2022 annual meeting of stockholders, the successors of which directors will be elected for a one-year term. Following the Company’s 2022 annual meeting of stockholders, the Company’s board of directors will no longer be classified.

Subject to the rights of holders of any outstanding shares of preferred stock, the Company’s directors may be removed, but only for cause, upon the affirmative vote of holders of a majority of the voting power of the outstanding shares of Class A common stock.

In addition, if dividends payable on the shares of iHeart Operations Preferred Stock have not been paid in cash for twelve consecutive quarters, the holders of the iHeart Operations Preferred Stock will have the right to designate one director to the Company’s board of directors. Such director shall continue in office until (y) the Company’s next annual meeting of stockholders for the election of directors for such director’s corresponding class, and their successor shall have been elected by the holders of the iHeart Operations Preferred Stock or (z) all dividends accrued on the iHeart Operations Preferred Stock for the past dividend periods shall have been paid in full in cash.

Action by Written Consent

The A&R Certificate of Incorporation prohibits stockholders from acting by written consent. Stockholders may only take action at a duly called annual or special meeting of stockholders.

Special Meetings of Stockholders

Except as required by law, special meetings of the Company’s stockholders may called at any time only by or at the direction of a majority of the Company’s board of directors. The A&R Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Advance Notice Procedures

The A&R Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Company’s board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Company’s board of directors or by a stockholder who was a stockholder of record on the record date for the meeting. Although the bylaws do not give the Company’s board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Amendments; Supermajority Approval Requirements

The Company is expressly authorized to adopt, amend, alter or repeal, in whole or in part, the A&R Certificate of Incorporation. Notwithstanding the foregoing, prior to May 1, 2022, any amendment, alteration, rescission or repeal of the anti-takeover provisions, which are generally described herein, require the affirmative vote of at least 66 2/3% in voting power of the outstanding shares of our stock entitled to vote generally in the election of directors. Following May 1, 2022, any amendment, alteration, rescission or repeal of the anti-takeover provisions require the affirmative vote of at least a majority in voting power of the outstanding shares of our stock entitled to vote generally in the election of directors.

Restrictions Relating to FCC Regulations

Pursuant to the A&R Certificate of Incorporation, the Company may restrict the ownership, or proposed ownership, of shares of Class A common stock or Class B common stock (collectively, our “capital stock”), or Special Warrants by any person or entity if such ownership or proposed ownership (a) is or could be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (b) limits or impairs or could limit or impair any of our business activities or proposed business activities under the Federal Communications Laws or (c) subjects or could subject us to any regulation under the Federal Communications Laws to which we would not be subject but for such ownership or proposed ownership (clauses (a), (b) and (c) collectively, “FCC Regulatory Limitations”). The term “Federal Communications Laws” means any law of the United States now or hereafter in effect (and any regulation thereunder), including, without limitation, the Communications Act, and regulations thereunder, pertaining to the ownership and/or operation or regulating the business activities of (x) any television or radio station, cable television system or other medium of mass communications or (y) any provider of programming content to any such medium.

If the Company believes that the ownership or proposed ownership of shares of our capital stock of by any person or entity may result in a FCC Regulatory Limitation, such person or entity must promptly furnish to the Company such information as it may request. If (a) any person or entity from whom information is requested does not comply, or (b) we conclude that a stockholder’s ownership or proposed ownership of, or that a stockholder’s exercise of any rights of ownership with respect to, shares of our capital stock results or could result in a FCC Regulatory Limitation, then, in the case of either clause (a) or clause (b), the Company may (w) refuse to permit the transfer of shares of our capital stock to a proposed stockholder or refuse to permit the conversion of shares, (x) suspend those rights of stock ownership the exercise of which causes or could cause such FCC Regulatory Limitation, (y) redeem such shares of our capital stock held by such stockholder, and/or (z) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or proposed transferee, with a view towards obtaining such information or preventing or curing any situation which causes or could cause a FCC Regulatory Limitation. Any refusal to transfer, suspension of rights or refusal to convert pursuant to clauses (w) and (x), respectively, of the immediately preceding sentence will remain in effect until the requested information has been received and the Company has determined that such transfer, conversion, or the exercise of such suspended rights, as the case may be, will not result in a FCC Regulatory Limitation.

The terms and conditions of redemption pursuant to the preceding paragraph are as follows:

•	the redemption price of any shares to be redeemed shall be equal to the fair market value of such shares;

•

the redemption price of the shares may be paid in (x) any debt or equity securities of the Company, any subsidiary of the Company or any other corporation or other entity, or any combination thereof (the “redemption securities”), having such terms and conditions as shall be approved by the Board and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board, has a value, at the time notice of redemption is given at least equal to the fair market value of the shares to be redeemed, assuming the redemption securities were fully distributed and subject only to normal trading activity, (y) cash or (z) any combination of redemption securities or cash;

•

if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board, which may include selection of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board;

•	at least 15 days’ written notice of the redemption date will be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder);

•

from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption will cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash or redemption securities payable upon redemption; and

•	such other terms and conditions as the Board shall reasonably determine are required by law.

Corporate Opportunity Doctrine

To the fullest extent of law, under the A&R Certificate of Incorporation, the Company has renounced and waived any interest or expectancy of the Company in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities presented to any of its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Company. None of its respective officers, directors or stockholders shall be liable to the Company or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues, acquires or participates in such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company, unless, in the case of any such person who is a director or officer of the Company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Company.

The doctrine of corporate opportunity shall not apply to the Company or any of its officers or directors in circumstances where its application would conflict with any fiduciary duties or contractual obligations or to any other corporate opportunity with respect to any of the officers or directors of the Company unless such corporate opportunity is offered to such person solely in his or her capacity as an officer or director of the Company and such opportunity is one the Company is financially able and legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue.

Limitations on Liability and Indemnification of Officers and Directors

The A&R Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The A&R Bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock and Class B common stock is Computershare Trust Company.

Copies of each of the A&R Certificate of Incorporation and the A&R Bylaws are attached hereto as Exhibits 3.1 and 3.2, respectively, and are incorporated by reference herein. The description of the A&R Certificate of Incorporation and the A&R Bylaws does not purport to be complete and is qualified in its entirety by reference to the complete text of the A&R Certificate of Incorporation and the A&R Bylaws.

Item 7.01. Regulation FD Disclosure.

On the Effective Date, the Company issued a press release announcing the Company’s emergence from Chapter 11. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(b) Pro Forma Financial Information

The following unaudited pro forma information of the Company giving effect to the Separation will be filed with an amendment to this Current Report on Form 8-K within four business days of the Effective Date:

•	Unaudited pro forma condensed consolidated balance sheet as of March 31, 2019; and

•	Unaudited pro forma condensed consolidated statements of operation for the three months ended March 31, 2019 and the years ended December 31, 2018, 2017 and 2016.

(d) Exhibits

Exhibit No.	Description

2.1	Modified Fifth Amended Joint Chapter 11 Plan of Reorganization of iHeartMedia, Inc. and its Debtor Subsidiaries Pursuant to Chapter 11 of the Bankruptcy Code, dated January 22, 2019 (incorporated by reference to Exhibit 2.1 to iHeartMedia, Inc.’s Current Report on Form 8-K filed on January 28, 2019).

3.1	Fifth Amended and Restated Certificate of Incorporation of iHeartMedia, Inc.

3.2	Second Amended and Restated Bylaws of iHeartMedia, Inc.

4.1	Indenture, dated as of May 1, 2019, by and among iHeartCommunications, Inc., iHeartMedia Capital I, LLC, as guarantor, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee and collateral agent, governing the 6.375% Senior Secured Notes due 2026.

4.2	Form of 6.375% Senior Secured Notes due 2026 (incorporated by reference to Exhibit A to Exhibit 4.1 filed herewith).

4.3	Indenture, dated as of May 1, 2019, by and among iHeartCommunications, Inc., iHeartMedia Capital I, LLC, as guarantor, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee, governing the 8.375% Senior Notes due 2027.

4.4	Form of 8.375% Senior Notes due 2027 (incorporated by reference to Exhibit A to Exhibit 4.3 filed herewith).

4.5	Warrant Agreement, dated as of May 1, 2019, by and between iHeartCommunications and Computershare, Inc. and Computershare Trust Company, N.A., as warrant agent.

10.1	Settlement and Separation Agreement, dated as of March 27, 2019, between iHeartMedia, Inc., iHeartCommunications, Inc., Clear Channel Holdings, Inc. and Clear Channel Outdoor Holdings, Inc. (incorporated by reference to Exhibit 10.1 of Clear Channel Outdoor Holdings, Inc.’s Current Report on Form 8-K filed on March 28, 2019).

10.2	Amendment, dated as of April 24, 2019, to the Settlement and Separation Agreement, dated as of March 27, 2019, by and among Clear Channel Holdings, Inc., Clear Channel Outdoor Holdings, Inc., iHeartCommunications, Inc. and iHeartMedia, Inc. (incorporated by reference to Exhibit 10.2 of iHeartMedia, Inc.’s Quarterly Report on Form 10-Q filed on April 25, 2019).

10.3	Transition Services Agreement, dated as of May 1, 2019, by and among iHeartMedia, Inc., iHeartMedia Management Services, Inc., iHeartCommunications, Inc. and Clear Channel Outdoor Holdings, Inc. (incorporated by reference to Exhibit 10.1 to Clear Channel Outdoor Holdings, Inc.’s Current Report on Form 8-K filed on May 2, 2019).

10.4	Tax Matters Agreement, dated as of May 1, 2019, by and among iHeartMedia, Inc., iHeartCommunications, Inc., iHeart Operations, Inc., Clear Channel Holdings, Inc., Clear Channel Outdoor Holdings, Inc. and Clear Channel Outdoor, LLC. (incorporated by reference to Exhibit 10.2 to Clear Channel Outdoor Holdings, Inc.’s Current Report on Form 8-K filed on May 2, 2019).

10.5*	ABL Credit Agreement, dated as of May 1, 2019, by and among iHeartMedia Capital I, LLC, iHeartCommunications, Inc., as borrower, the other guarantors party thereto from time to time, Citibank, N.A., as Administrative Agent and Collateral Agent, and the lenders party thereto, governing the New ABL Facility.

10.6	ABL Intercreditor Agreement, dated as of May 1, 2019, by and among Citibank, N.A., as Tern Loan Collateral Agent and Designated Junior Priority Representative, U.S. National Bank Association, as Notes Collateral Agent, each additional junior priority representative party thereto, iHeartMedia Capital I, LLC, iHeartCommunications, Inc. and the other grantors party thereto.

10.7*	Credit Agreement, dated as of May 1, 2019, by and among iHeartMedia Capital I, LLC, iHeartCommunications, Inc., as borrower, the other guarantors party thereto from time to time, Citibank, N.A., as Administrative Agent and Collateral Agent, and the lenders party thereto, governing the New Term Loan Facility.

10.8	First Lien Intercreditor Agreement, dated as of the Effective date, by and among Citibank, N.A., as Credit Agreement Agent, U.S. National Bank Association, as Senior Notes Collateral Agent and each additional collateral agent from time to time party thereto, iHeartMedia Capital I, LLC, iHeartCommunications, Inc. and the other grantors party thereto.

10.9	Revolving Loan Agreement, dated as of May 1, 2019, by and among iHeartCommunications, Inc. and Clear Channel Outdoor, LLC and Clear Channel International, Ltd. (incorporated by reference to Exhibit 10.3 to Clear Channel Outdoor Holdings, Inc.’s Current Report on Form 8-K filed on May 2, 2019).

10.10	Certificate of Designation of Series A Perpetual Preferred Stock of iHeart Operations filed with the office of the Secretary of State of the State of Delaware on April 30, 2019 and effective as of May 1, 2019.

10.11	Series A Investors Rights Agreement, dated as of May 1, 2019, by and among iHeart Operations, iHeartCommunications, the Company and the purchaser listed therein.

99.1	Press release of iHeartMedia, Inc. dated May 1, 2019.

*	Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IHEARTMEDIA, INC.

Date: May 2, 2019	By:	/s/ Paul McNicol
Paul McNicol
Executive Vice President, General Counsel and Corporate Secretary